                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement        [_]  Confidential, for Use of the
                                             Commission Only (as permitted by
                                             Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                            K&G MEN'S CENTER, INC.
               (Name of Registrant as Specified In Its Charter)

Payment of Filing Fee (Check the appropriate box):

[X]  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), 14a-6(i)(2)
     or Item 22(a)(2) of Schedule 14A.

[_] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

     (2) Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     (4) Proposed maximum aggregate value of transaction:
- - ----------
* Set forth the amount on which the filing is calculated and state how it was determined.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

     (2) Form, Schedule or Registration Statement No.:

     (3) Filing Party:

     (4) Date Filed:

Notes:

                             K&G MEN'S CENTER, INC.
                     1750-A Ellsworth Industrial Boulevard
                            Atlanta, Georgia  30318
                             Phone:  (404) 351-7987

                                                                     May 7, 1996



Dear Shareholder:

     You are cordially invited to attend the 1996 Annual Meeting of Shareholders of K&G Men's Center, Inc. (the "Company"), which will be held at 10:00 a.m. on Friday, June 7, 1996 at the Company's headquarters at 1750-A Ellsworth Industrial Boulevard.

     The principal business of the meeting will be (i) to elect the Company's Class I director to serve a three-year term expiring in 1999 in accordance with the Company's Articles of Incorporation, (ii) to consider approval of a Director Stock Option Plan pursuant to which a total of 50,000 shares of Common Stock will be reserved for future grants of options to non-management directors and
(iii) to ratify the appointment of Arthur Andersen LLP by the Board of Directors of the Company as the independent auditors of the Company. During the meeting, we will also review the results of the past fiscal year and report on significant aspects of our operations during the first quarter of fiscal 1996.

     Whether or not you plan to attend the Annual Meeting, please complete, sign, date and return the enclosed proxy card in the postage prepaid envelope provided so that your shares will be voted at the meeting. If you decide to attend the meeting, you may, of course, revoke your proxy and personally cast your votes.

                         Sincerely yours,

                         /s/ Stephen H. Greenspan

                         Stephen H. Greenspan
                         Chairman, President and Chief Executive Officer

                             K&G MEN'S CENTER, INC.
                     1750-A Ellsworth Industrial Boulevard
                            Atlanta, Georgia  30318



                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

     The 1996 Annual Meeting of Shareholders of K&G Men's Center, Inc. (the "Company") will be held at 10:00 a.m. on Friday, June 7, 1996 at the Company's headquarters at 1750-A Ellsworth Industrial Boulevard. The meeting is called for the following purposes:

     (1) To elect the Company's Class I director to serve a three-year term expiring in 1999 in accordance with the Company's Articles of Incorporation;

     (2) To consider approval of a Director Stock Option Plan pursuant to which a total of 50,000 shares of Common Stock will be reserved for future grants of options to non-management directors;

     (3) To ratify the appointment of Arthur Andersen LLP by the Board of Directors of the Company as the independent auditors of the Company; and

     (4) To transact such other business as may properly come before the meeting.

     The Board of Directors has fixed the close of business on May 3, 1996 as the record date for the purpose of determining the shareholders who are entitled to notice of and to vote at the meeting and any adjournment or postponement thereof.

                              By Order of the Board of Directors,

                              /s/ John C. Dancu

                              John C. Dancu
                              Assistant Secretary

May 7, 1996
Atlanta, Georgia

     IF YOU ARE UNABLE TO BE PRESENT AT THE MEETING, YOU ARE REQUESTED TO MARK, SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD SO THAT YOUR SHARES WILL BE REPRESENTED AT THE MEETING.

                             K&G MEN'S CENTER, INC.
                     1750-A ELLSWORTH INDUSTRIAL BOULEVARD
                            ATLANTA, GEORGIA  30318



                                PROXY STATEMENT


     This Proxy Statement is furnished by and on behalf of the Board of Directors of K&G Men's Center, Inc. (the "Company") in connection with the solicitation of proxies for use at the Annual Meeting of Shareholders of the Company to be held at 10:00 a.m. on Friday, June 7, 1996, at the Company's headquarters at 1750-A Ellsworth Industrial Boulevard and at any adjournments or postponements thereof (the "Annual Meeting"). This Proxy Statement and the enclosed proxy card will be first mailed on or about May 7, 1996 to the Company's shareholders of record on the Record Date, as defined below.

     THE BOARD OF DIRECTORS URGES YOU TO MARK, SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD IN THE POSTAGE PREPAID ENVELOPE PROVIDED.

                            SHARES ENTITLED TO VOTE

     Proxies will be voted as specified by the shareholder or shareholders granting the proxy. Unless contrary instructions are specified, if the enclosed proxy card is executed and returned (and not revoked) prior to the Annual Meeting, the shares of common stock, $.01 par value per share (the "Common Stock"), of the Company represented thereby will be voted (i) FOR the election as a Class I director of the nominee listed in this Proxy Statement and, (ii) FOR the approval of a Director Stock Option Plan pursuant to which a total of 50,000 shares of Common Stock will be reserved for future grants of options to non-management directors and (iii) FOR the ratification of the appointment of Arthur Andersen LLP by the Board of Directors as the independent auditors of the Company. The submission of a signed proxy will not affect a shareholder's right to attend and to vote in person at the Annual Meeting. A shareholder who executes a proxy may revoke it at any time before it is voted by filing with the Secretary of the Company either a written revocation or an executed proxy bearing a later date or by attending and voting in person at the Annual Meeting.

     Only holders of record of Common Stock as of the close of business on May 3, 1996 (the "Record Date") will be entitled to vote at the Annual Meeting. As of the close of business on the Record Date, there were 6,377,500 shares of Common Stock (the "Shares") outstanding. Holders of Shares authorized to vote are entitled to cast one vote per Share on all matters. The holders of a majority of the Shares entitled to be voted must be present or represented by proxy to constitute a quorum. Shares as to which authority to vote is withheld and abstentions will be counted in determining whether a quorum exists.

     Under Georgia law, directors are elected by the affirmative vote, in person or by proxy, of a plurality of the shares entitled to vote in the election at a meeting at which a quorum is present. Only votes actually cast will be counted for the purpose of determining whether a particular nominee received more votes than the persons, if any, nominated for the same seat on the Board of Directors. Accordingly, abstentions will not be included in these vote totals and will not be considered in determining the outcome of this vote.

     Approval of the Director Stock Option Plan and ratification of the appointment of Arthur Andersen LLP as the independent auditors of the Company, as well as any other matter that may properly come before the Annual Meeting, requires the affirmative vote of a majority of the Shares represented in person or by proxy at the Annual Meeting and entitled to vote on such matter. Abstentions will be counted in determining the minimum number of votes required for approval and will, therefore, have the effect of votes against such proposal. Broker non-votes will not be counted as votes for or against approval of such matters.

                       PROPOSAL I - ELECTION OF DIRECTOR

     Pursuant to the Company's Articles of Incorporation, at the Annual Meeting, the sole member of the first class of the Board of Directors will be elected for a three-year term expiring upon the third following Annual Meeting of Shareholders and upon the election and qualification of his successor. At each succeeding Annual Meeting of Shareholders, successors to the class of directors whose term expires at that Annual Meeting of Shareholders will be elected for a three-year term.

     All Shares represented by properly executed proxies received in response to this solicitation will be voted for the election of the director as specified therein by the shareholders. Unless otherwise specified in the proxy, it is the intention of the persons named on the enclosed proxy card to vote FOR the election of the nominee listed in this Proxy Statement to the Board of Directors. The nominee has consented to serve as a director of the Company if elected. If at the time of the Annual Meeting, the nominee is unable or declines to serve as a director, the discretionary authority provided in the enclosed proxy card will be exercised to vote for a substitute candidate designated by the Board of Directors. The Board of Directors has no reason to believe that the nominee will be unable or will decline to serve as a director. Shareholders may withhold their votes from the nominee by so indicating in the space provided on the enclosed proxy card.

     Set forth below is certain information furnished to the Company by the director nominee. The nominee currently serves as a director of the Company.

NOMINEE FOR ELECTION - TERM EXPIRING 1999 - CLASS I

CAMPBELL B. LANIER, III
Age: 45

     CAMPBELL B. LANIER, III has been a Director of the Company since May 1995. Mr. Lanier has served since 1989 as Chairman of the Board of Directors and Chief Executive Officer of ITC Holding Company, a privately-held communications-based holding company headquartered in West Point, Georgia. In this capacity, Mr. Lanier serves as Chairman of the Board of many of the operating subsidiaries of ITC Holding Company. Mr. Lanier has also served since April 1991 as Chairman of the Board of Directors of InterCel, Inc. ("InterCel"), a publicly-held provider of cellular telecommunication services in the southeastern United States, and has served as an officer or director of InterCel (through its predecessors) since its inception in 1989. Mr. Lanier also serves on the Board of Directors of National Vision Associates, Ltd., a publicly-held full service optical retailer, Mindspring Enterprises, Inc., a publicly-held Internet access provider, and as a special limited partner of South Atlantic Venture Funds II and III.


     THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE FOR THE ELECTION AS A DIRECTOR OF THE NOMINEE NAMED ABOVE.

ADDITIONAL INFORMATION CONCERNING THE BOARD OF DIRECTORS

     Set forth below is certain information furnished to the Company by the current directors other than the director nominee.

STEPHEN H. GREENSPAN
Age: 55

     STEPHEN H. GREENSPAN founded the Company in December 1989, and has served as its Chairman of the Board, President and Chief Executive Officer since the Company's incorporation. He has more than 30 years of experience in the apparel industry. In addition to owning and operating K&G and other apparel retailers, during his career as an entrepreneur in the apparel industry, Mr. Greenspan has owned and operated companies that liquidated the remaining merchandise of failing retail businesses, and he has also served as a manufacturer's representative for various apparel lines.

W. SCOTT MILLER
Age: 32

     W. SCOTT MILLER has been a Director of the Company since May 1995. Mr. Miller has been a general partner of South Atlantic Venture Partners II, Limited Partnership, since

March 1993, as well as a general partner of South Atlantic Venture Partners III, Limited Partnership, since March 1994. Mr. Miller has been a Vice President of South Atlantic Capital Corporation, a management service company to the South Atlantic Venture Funds, since March 1991. Mr. Miller was associated with Bowles Hollowell Conner & Co., a mergers and acquisition advisory firm, from June 1989 to March 1991. Mr. Miller also serves as a director of United Dental Care, Inc. (a publicly-held provider of pre-paid dental plans), TowerCom, Inc. and Welcare International, Inc.

W. PAUL RUBEN
Age: 55

     W. PAUL RUBEN has been a Director and Secretary of the Company since its incorporation in June 1990. Since 1982, Mr. Ruben has been President of K&G Associates, Inc., a company owned by Messrs. Ruben and Greenspan. Mr. Ruben is primarily a private investor.

                                 -------------

     The Company's Board of Directors held five meetings during the fiscal year ended January 28, 1996 ("fiscal 1995"). In contemplation of the Company's initial public offering, which was completed in January 1996, the Board of Directors formed an Audit Committee and a Compensation Committee. The Board has not established a Nominating Committee. No director attended less than 75% of the aggregate number of meetings of the Board and the committees of the Board on which he served that were held during his term as a director of the Company.

     The Audit Committee of the Board of Directors is responsible for reviewing and making recommendations regarding the Company's employment of independent auditors, the annual audit of the Company's financial statements and the Company's internal accounting practices and policies. It presently consists of Messrs. Lanier and Miller, with Mr. Miller serving as Chairman. The Audit Committee met one time during fiscal 1995. It is presently intended that Messrs. Lanier and Miller will continue to serve on the Audit Committee after the Annual Meeting.

     The Compensation Committee of the Board is responsible for making recommendations to the Board of Directors regarding compensation arrangements for executive officers and other members of management of the Company, and approving and recommending for approval by the Board of Directors the annual incentive compensation plans of the Company and the Company's awards to executive officers under each incentive plan. It also consists of Messrs. Lanier and Miller, with Mr. Lanier serving as Chairman. The Compensation Committee met two times during fiscal 1995. It is presently intended that Messrs. Lanier and Miller will continue to serve on the Compensation Committee after the Annual Meeting.

     The Company's Board of Directors is comprised of four members. The Company currently does not pay director's fees, although it does reimburse directors for expenses incurred in connection with attendance at meetings of the Board of Directors or committees thereof. Effective May 2, 1996, the Board of Directors adopted the proposed Director Stock Option Plan, and recommended that such plan be submitted to the Company's shareholders for their approval. The Director Stock Option Plan provides for automatic grants of options to purchase Common Stock to be made on a periodic basis to non-management directors. See "Proposal 2 Approval of the Company's Director Stock Option Plan."

EXECUTIVE OFFICERS

     The executive officers of the Company serve at the discretion of the Board of Directors and presently include Mr. Greenspan, Martin Schwartz, John C. Dancu and R. Scott Saban. Set forth below is certain information furnished by each of Messrs. Schwartz, Dancu and Saban. For additional information concerning Mr. Greenspan, see "Additional Information Concerning the Board of Directors."

MARTIN SCHWARTZ
Age: 54

     MARTIN SCHWARTZ has served as K&G's General Merchandising Manager since he joined the Company in February 1991. Effective January 1996, he assumed the additional title of Senior Vice President. Prior to joining the Company, from October 1986 to January 1991, Mr. Schwartz served as Senior Vice President, General Merchandising Manager --Merchandising and Marketing for a division of Woolworth & Co., and from May 1984 to September 1986, he served as Vice President and General Merchandise Manager for the menswear and children's departments of Montgomery Ward. Mr. Schwartz has over 30 years of experience in the retail industry, and has also served in various merchandising capacities with Dayton Hudson, Macy's, Federated and Rich's.

JOHN C. DANCU
Age: 36

     JOHN C. DANCU has served as Chief Financial Officer of the Company since March 1995. Effective January 1996, he assumed the additional title of Senior Vice President and in March 1996 he became the Company's Assistant Secretary. Prior to joining the Company, from May 1986 to March 1995, Mr. Dancu was an investment banker in the corporate finance department of The Robinson-Humphrey Company, Inc., ultimately serving as a First Vice President. In this capacity, Mr. Dancu was involved in numerous public and private financings and merger and acquisition transactions involving companies in the retail industry. Mr. Dancu is also a certified public accountant.

R. SCOTT SABAN
Age: 30

     R. SCOTT SABAN has served as the Vice President, Operations and Information Systems, of the Company since January 1995, and prior to that served as the Company's Management Information Systems Director and as an Assistant Store Manager. Mr. Saban is the son-in-law of Mr. Greenspan.

EMPLOYMENT AGREEMENTS

     In May 1995, the Company entered into a five-year employment agreement with each of Messrs. Greenspan and Schwartz. Under his agreement, the Company agreed to employ Mr. Greenspan as its Chairman of the Board and President at a salary of $120,000 per year plus such other benefits as are made available to other senior executives of the Company. The agreement provides that if Mr. Greenspan is terminated by K&G other than for "cause," as defined in the agreement, he is entitled to severance compensation equal to 100% of his then-current annual salary. The agreement contains provisions that purport to restrict Mr. Greenspan's ability to compete with the Company or solicit its employees for a specified period following the termination of his employment. Mr. Schwartz' employment agreement is similar in form except that it (i) provides for Mr. Schwartz to be employed as the Company's General Merchandising Manager at a salary of $118,000 per year plus such other benefits as are made available to other senior executives of the Company and (ii) entitles Mr. Schwartz to severance compensation equal to 200% of his then-current annual salary in the event of termination of his employment other than for "cause."

     In March 1995, the Company entered into a two-year employment agreement with Mr. Dancu under which he is employed as K&G's Chief Financial Officer at a salary of $120,000 per year plus such other benefits as are made available to other senior executives of the Company. The agreement provides that if Mr. Dancu is terminated by K&G other than for "cause," he is entitled to 50% of his then-current annual salary plus amounts accrued to date to Mr. Dancu under any bonus or incentive compensation programs then in effect. The agreement contains provisions that purport to restrict Mr. Dancu's ability to compete with the Company or solicit its employees for a specified period following the termination of his employment. In connection with the execution of Mr. Dancu's employment agreement, each of the Company's then-existing shareholders granted Mr. Dancu an option to purchase a number of shares of Common Stock equal to 4.5% of the respective stock holdings of each such shareholder. These options, which relate to an aggregate of 236,250 shares and are exercisable at $3.81 per share, vested upon consummation of the Company's initial public offering in January 1996.

     Compliance with Section 16(a) of the Securities Exchange Act of 1934.
Section 16(a) of the Securities Exchange Act of 1934 (the "Exchange Act") requires the Company's directors, executive officers and persons who own beneficially more than 10% of the Company's Common Stock to file reports of ownership and changes in ownership of such stock with the Securities and Exchange Commission (the "SEC") and the National Association of Securities Dealers, Inc. Directors, executive officers and greater than 10% shareholders are required by SEC regulations to furnish the Company with copies of all such forms they file. To the Company's knowledge, based solely on a review of the copies of such reports furnished to the Company and written representations from such persons that no other reports were required, its directors, executive officers and greater than 10% shareholders complied during fiscal 1995 with all applicable Section 16(a) filing requirements, except that (i) R. Scott Saban, an executive officer of the Company, and Donald W. Burton, Sandra P. Barber and South Atlantic Venture Partners III, Limited Partnership, who serve as general partners of a limited partnership that owns more than 10% of the Company's Common Stock, did not file Initial Statements of Beneficial Ownership on a timely basis, and (ii) Mr. Burton did not file a Statement of Changes in Beneficial Ownership on a timely basis. All such forms have now been filed.

BENEFICIAL OWNERSHIP OF COMMON STOCK

     The following table sets forth information concerning (i) those persons known by the Company to own beneficially more than 5% of the Company's outstanding Common Stock, (ii) the directors of the Company, (iii) certain named executive officers of the Company and (iv) all directors and executive officers of the Company as a group. Except as otherwise indicated in the footnotes below, such information is provided as of March 31, 1996. According to rules adopted by the SEC, a person is the "beneficial owner" of securities if he or she has or shares the power to vote them or to direct their investment or has the right to acquire beneficial ownership of such securities within 60 days through the exercise of an option, warrant or right, the conversion of a security or otherwise. Except as otherwise noted, the indicated owners have sole voting and investment power with respect to shares beneficially owned. An asterisk in the percent of class column indicates beneficial ownership of less than 1% of the outstanding Common Stock.

                                        Amount and Nature of
       Name of Beneficial Owner         Beneficial Ownership  Percent of Class
- - --------------------------------------  --------------------  -----------------

EXECUTIVE OFFICERS AND DIRECTORS
Stephen H. Greenspan /(1)/............             1,504,499              23.6%
W. Paul Ruben /(2)/...................               884,494              13.9%
Martin Schwartz.......................               302,189               4.7%
John C. Dancu /(3)/...................               262,500               4.1%
Campbell B. Lanier, III /(4)/.........               157,223               2.5%
W. Scott Miller /(5)/.................               741,575              11.6%
All executive officers and directors
  as a group (7 persons)..............             3,852,480              60.4%


OTHER SHAREHOLDERS
South Atlantic Venture Fund III,
 Limited Partnership /(6)/............               699,825              11.0%
Richard M. Vehon, Sr. /(7)/...........               377,723               5.9%

- - --------------

(1) Includes 656,250 shares owned of record by a partnership established for Mr. Greenspan's family. Mr. Greenspan's business address is that of the Company.
(2) Includes 656,250 shares owned of record by a partnership established for Mr. Ruben's family. Mr. Ruben's business address is that of the Company.
(3) Includes 26,250 shares owned directly by Mr. Dancu and 236,250 shares subject to options held by him to purchase outstanding shares of Common Stock. Mr. Dancu's options were granted to him prior to the Company's initial public offering by the Company's shareholders at that time. Accordingly, Mr. Dancu's share holdings relate to shares held by various shareholders, including certain of the shareholders identified above.
(4) All of the indicated shares are owned of record by ITC Holding Company, with which Mr. Lanier is affiliated. The business address of ITC Holding Company ("ITC") is 1239 OG Skinner Drive, P.O. Box 510, West Point, Georgia 31833.
(5) Of the indicated shares, 699,825 shares are owned of record by South Atlantic Venture Fund III, Limited Partnership, with which Mr. Miller is affiliated. Of such amount, 31,750 shares are owned of record by The Burton Partnership, Limited Partnership. Mr. Miller is a participant in a profit sharing plan which is a limited partner of The Burton Partnership. Also, 10,000 shares are owned of record by a revocable trust established for Mr. Miller's family.
(6) The business address of South Atlantic Venture Fund III, Limited Partnership ("South Atlantic") is 614 West Bay Street, Suite 200, Tampa, Florida 33606-2704.
(7) The business address of Mr. Vehon is 1050 N. Central Expressway, Richardson, Texas 75080.

                             EXECUTIVE COMPENSATION

     Pursuant to SEC rules for Proxy Statement disclosure of executive compensation, the Compensation Committee of the Board of Directors of the Company has prepared the following Report on Executive Compensation. The Committee intends that this report clearly describe the current executive compensation program of the Company, including the underlying philosophy of the program and the specific performance criteria on which executive compensation is based. This report also discusses in detail the compensation paid to the Company's Chief Executive Officer, Mr. Stephen H. Greenspan, during fiscal 1995.

REPORT ON EXECUTIVE COMPENSATION

     Until the establishment of the Compensation Committee in November 1995, the Board of Directors made decisions involving executive compensation based primarily upon the recommendations of the Chairman of the Board, President and Chief Executive Officer, Mr. Stephen H. Greenspan. Upon the establishment of the Compensation Committee, that Committee became primarily responsible for establishing salaries, bonuses and other compensation for the Company's executive officers for fiscal 1995 and thereafter, as well as administering the Company's 1995 Stock Option Plan. Each member of the Compensation Committee is a non-employee director.

     Compensation Policy. The Company's executive compensation policy is designed to provide levels of compensation that integrate compensation with the Company's annual and long-term performance goals and reward above-average corporate performance, thereby allowing the Company to attract and retain qualified executives. Specifically, the Company's executive compensation policy is intended to:

     . Provide compensation levels that are consistent with the Company's business plan, financial objectives and operating performance;

     . Reward performance that facilitates the achievement of the Company's business plan goals;

     .    Motivate executives to achieve strategic operating objectives; and

     . Align the interests of executives with those of shareholders and the long-term interests of the Company by providing long-term incentive compensation in the form of stock options.

     In light of the Company's compensation policy, the components of its executive compensation program for fiscal 1995 were base salaries, cash bonuses and stock options.

     Base Salary. Each executive officer's base salary (including the Chief Executive Officer's base salary) is based upon a number of factors, including the responsibilities borne by the executive officer and his or her length of service to the Company. Each executive officer's base salary is reviewed annually and occasionally adjusted to account for the Company's financial performance, any change in the executive officer's responsibilities and the executive officer's overall performance. Factors considered in evaluating performance include financial results such as increases in sales, net income before taxes and earnings per share, as well as non-financial measures such as improvements in service and relationships with customers, suppliers and employees, and leadership and management development. These non-financial measures are subjective in nature. No particular weight is given by the Compensation Committee to any particular factor.

     Cash Bonuses. Each executive officer, including the Chief Executive Officer, is eligible to receive a discretionary annual cash bonus. Cash bonuses generally are paid pursuant to a bonus program which is discretionary. In connection with determining the discretionary bonus for any particular executive officer, the executive officer's performance during the preceding fiscal year and the aggregate cash compensation (salary plus bonus) to be received by such officer if the Company achieves its projected financial performance is evaluated, as well as such other factors as are deemed relevant in calculating the officer's bonus. Such other factors generally include the officer's level of responsibility and length of service to the Company. No particular weight is given by the Compensation Committee to any particular factor.

     Stock Options. In November 1995, the Company adopted the 1995 Stock Option Plan under which executive officers, including the Chief Executive Officer, are eligible to receive stock options. In general, stock option awards are granted as warranted by the Company's growth and profitability.

     Under the 1995 Stock Option Plan, all stock options granted to date have had exercise prices no less than the fair market value of the Company's Common Stock on the date of grant, although that is not a requirement of the plan. All options granted to date to employees become exercisable in varying increments over a four-year period. The Compensation Committee believes that these features serve to align the interests of executives with those of shareholders and the long-term interests of the Company.

     Options to purchase 27,000 shares of Common Stock were granted to a total of two executive officers in fiscal 1995. The amount of each executive officer's grant of stock options was based upon an evaluation of such executive officer's responsibilities and performance, the desirability of long-term service from the particular executive officer, the aggregate amount of stock or stock options previously held by such executive officer and the Company's overall financial performance. While the Compensation Committee has not established a target level of stock ownership by the Company's executive officers, it does encourage such ownership and intends to gradually increase the ownership of the Company's Common Stock by executive officers and other key employees.

     Compensation of Chief Executive Officer. As stated above, until the establishment of the Compensation Committee in November 1995, the Board of Directors made decisions involving executive compensation based primarily upon the recommendations of the Chairman of the Board, President and Chief Executive Officer, Mr. Stephen H. Greenspan.

     Mr. Greenspan's compensation for fiscal 1995 consisted only of cash compensation in the form of his salary. In the future, Mr. Greenspan's compensation may be comprised of each of the three components of the Company's executive compensation program described above. In making compensation decisions concerning Mr. Greenspan, the Compensation Committee reviews the compensation packages of other chief executive officers of comparable, publicly-traded retailers. Based on that review, the Committee has determined that Mr. Greenspan's compensation is relatively low compared to that of other such officers. Mr. Greenspan owns a substantial amount of Common Stock, however, and therefore benefits from increases in the value of that stock.

     Limitations on Deductibility of Compensation. Under the 1993 Omnibus Budget Reconciliation Act, a portion of annual compensation payable after 1993 to any of the Company's five highest paid executive officers would not be deductible by the Company for federal income tax purposes to the extent such officer's overall compensation exceeds $1,000,000. Qualifying performance-based incentive compensation, however, would be both deductible and excluded for purposes of calculating the $1,000,000 base. Although the Compensation Committee does not presently intend to award compensation in excess of the $1,000,000 cap, it will continue to address this issue when formulating compensation arrangements for the Company's executive officers.

                                    CAMPBELL B. LANIER, III
                                    W. SCOTT MILLER

     The Report on Executive Compensation of the Compensation Committee of the Board of Directors shall not be deemed to be incorporated by reference as a result of any general incorporation by reference of this Proxy Statement or any part hereof in the Company's Annual Report to Shareholders or its Report on Form 10-K.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     Interlocks.    Until the establishment of the Compensation Committee in
November 1995, the Board of Directors made decisions involving executive compensation based primarily upon the recommendations of the Chairman of the Board, President and Chief Executive Officer, Mr. Stephen H. Greenspan. During fiscal 1995, no executive officer of the Company except Mr. Greenspan served on the Company's Board of Directors. (The Company does not consider Mr. W. Paul Ruben, who holds the title of Secretary, to be an executive officer of the Company). During fiscal 1995, the Compensation Committee did not include any member of the Board of Directors who at that time served as an officer or employee of the Company.

     Certain Transactions. Prior to the Company's initial public offering in January 1996, the Company was operated as a privately-held business and as such entered into various transactions in the ordinary course of business with certain entities affiliated with Messrs. Greenspan, Ruben and Richard M. Vehon, Sr. Mr. Greenspan is the Chairman of the Board, President and Chief Executive Officer of the Company, and also its principal shareholder. Mr. Ruben is a director and Mr. Vehon is a former director of the Company, and both of Messrs. Ruben and Vehon owned greater than 10% of the outstanding Common Stock of the Company prior to its initial public offering. Management has recently sought to reduce the number and dollar volume of related party transactions involving the Company. The Audit Committee of the Board of Directors is responsible for evaluating the appropriateness of any future related party transactions.

     During fiscal 1995, the shoe departments of certain of the Company's stores were operated on a "concessionaire" basis by a company called G&D Footwear, 25% of which is owned by each of Messrs. Greenspan and Ruben. Pursuant to this arrangement, G&D Footwear paid the Company 10% of the net sales of the shoe department in each of the affected stores. This arrangement resulted in ordinary course of business payments to the Company from G&D Footwear of approximately $62,000 in fiscal 1995. At the beginning of fiscal 1995, the Company discontinued the leased shoe department operation run by G&D Footwear and subsequently purchased the shoe department inventory of G&D Footwear (which had an estimated cost to G&D Footwear of approximately $387,000) for approximately $391,000. As of the end of fiscal 1995, the Company no longer operated leased shoe departments in any of the Company's stores.

     The Company leases its Irving, Texas store from Messrs. Greenspan, Ruben and Vehon. Pursuant to this arrangement, the Company made lease payments of $61,250 in fiscal 1995. The lease for this store currently provides that the Company pay rent of $5,250 per month.

     Historically, the Company purchased a portion of its inventory from, and sold inventory to, a company called K&G Associates, 50% of which is owned by each of Messrs. Greenspan and Ruben. Pursuant to this arrangement, the Company purchased inventory in the amount of approximately $511,000 in fiscal 1995.

     During fiscal 1993, Mr. Greenspan loaned the Company $200,000, the proceeds of which provided working capital to the Company. This loan was repaid with interest (calculated at an interest rate of 6.5% per annum) early in fiscal 1995. Through June 30, 1995, Messrs. Greenspan and Ruben personally guaranteed the Company's obligations to its bank lender. On June 30, 1995, they were released from these guaranties upon the renewal of the Company's bank line of credit.

     In May 1995, the Company raised gross proceeds of $6.5 million through the sale of Redeemable Common Stock, Series B, primarily to institutional investors. Of such amount, $3,999,000 and $1,999,500 were invested by South Atlantic Venture Fund III, Limited Partnership ("South Atlantic"), and ITC Holding Company ("ITC"), entities that are now principal shareholders of the Company. Messrs. W. Scott Miller and B. Campbell Lanier, III, directors of the Company, are principals of South Atlantic and ITC, respectively. In addition, Mr. John
C. Dancu, the Company's Chief Financial Officer, purchased $150,000 of Redeemable Common Stock, Series B, in that transaction. The proceeds of the transaction were used to redeem Common Stock, Series A, from K&G's existing shareholders, including Messrs. Greenspan, Ruben and Vehon, in the amounts of $3,000,000, $1,519,500 and $820,500, respectively. Upon consummation of the Company's initial public offering, the holders of Redeemable Common Stock, Series B, were paid a dividend in the aggregate amount of approximately $237,000. The Redeemable Common Stock, Series B, automatically converted into Common Stock and ceased to be outstanding upon consummation of the offering.

     During fiscal 1995, the Company leased one of its Atlanta stores from a company called G&R Inc., 50% of which is owned by each of Messrs. Greenspan and Ruben. The lease for this store provided that the Company pay G&R monthly minimum rent equal to a specified dollar amount plus 1% of the net sales of the store above the minimum amount on an annual basis. Pursuant to this arrangement, the Company paid or accrued to G&R approximately $155,000 in fiscal 1995. The lease for this store was terminated (without penalty) in February 1996.

     In fiscal 1995, Ellsworth Realty, L.L.C. ("Ellsworth Realty"), a limited liability company whose shareholders are Messrs. Greenspan, Ruben and Dancu, acquired a building located across the street from the Company's original store in Atlanta. In February 1996, the Company relocated its original Atlanta store in this building. The lease for the building provides for the Company to pay Ellsworth Realty a specified amount for the warehouse and office space and a specified amount for the retail space plus 1% of the net sales of the store in excess of a certain threshold amount.

     Management believes that the principal terms of all of the transactions described above were no less favorable to the Company as could have been obtained from unaffiliated third parties.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     See "Compensation Committee Interlocks and Insider Participation - Certain Transactions" above for a description of certain transactions and relationships between the Company (or its subsidiaries) and other entities affiliated with certain of its executive officers.

EXECUTIVE OFFICER COMPENSATION

                      TABLE I - SUMMARY COMPENSATION TABLE

  The following table presents certain information required by the SEC relating to various forms of compensation awarded to, earned by or paid to the Company's Chief Executive Officer and the most highly compensated officers other than the Chief Executive Officer who earned more than $100,000 during fiscal 1995 and were serving in such capacities at the end of fiscal 1995. Such executive officers are hereinafter referred to as the Company's "Named Executive Officers."

                                                                             Long-Term
                                                                           Compensation
                                                                           -------------
                                                                            Securities
                                                                            Underlying    Other Annual
                                                 Annual Compensation          Options     Compensation
                                                 ------------------------
Name and Principal Position         Fiscal Year  Salary            Bonus   (# of Shares)  ------------
- - ---------------------------         -----------  ------------------------  -------------

Stephen H. Greenspan,
   Chairman, President and                 1995    $    92,308    $     0             0         $2,865
   Chief Executive Officer........         1994    $100,000/1/    $     0             0         $    0


Martin Schwartz, Senior Vice
   President and General                   1995    $   112,862    $22,539        13,500         $4,904
   Merchandising Manager..........         1994    $   114,000    $     0             0         $5,437


John C. Dancu, Senior Vice
   President and Chief Financial
   Officer........................         1995    $    96,923    $     0       236,250         $3,280


/1/__________________

     This figure represents a consulting fee paid to Mr. Greenspan for consulting services rendered during fiscal 1994.

                    TABLE II - OPTION GRANTS IN FISCAL 1995

  This table presents information regarding options granted to the Company's Named Executive Officers during fiscal 1995 to purchase shares of the Company's Common Stock. The Company has no outstanding stock appreciation rights ("SARs") and granted no SARs during fiscal 1995. In accordance with SEC rules, the table shows the hypothetical "gains" or "option spreads" that would exist for the respective options based on assumed rates of annual compound stock price of 5% and 10% from the date the options were granted over the full option term. Mr. Greenspan was not granted any options to purchase Common Stock in fiscal 1995.

                                                                   Potential Realizable
                                                                     Value at Assumed
                Individual Grants                                         Annual
                ------------------                                 Rates of Stock Price
                  No. of    % of Total                             Appreciation for the
                Securities    Options     Exercise                      Option Term
                Underlying  Granted to    or Base                 -------------------------
                 Options     Employees     Price     Expiration      5%                10%
Name             Granted    During Year   ($/Share)     Date         ($)                ($)
- - --------------  ----------  -----------   --------   ----------   -------------------------

Mr. Schwartz..      13,500         12.5%    $10.00   Jan. 2006    $84,902          $215,155

Mr. Dancu.....     236,250    -- %/(1)/       3.81   Mar. 2005    566,076         1,434,548


- - ------------------

/(1)/ Options were issued to Mr. Dancu from certain individual shareholders in March 1995. Had these options been issued by the Company rather than such shareholders, they would have represented 68.6% of the total options granted to employees during the year.

  TABLE III - OPTION EXERCISES IN FISCAL 1995 AND FISCAL 1995 YEAR-END OPTION
                                     VALUES

  None of the Company's Named Executive Officers exercised any stock options during fiscal 1995. The following table shows the number of shares of Common Stock subject to exercisable and unexercisable stock options held by each of the Named Executive Officers as of January 28, 1996. The table also reflects the values of such options based on the positive spread between the exercise price of such options and $10.50, which was the closing sale price of a share of Common Stock reported in the Nasdaq National Market on January 26, 1996 (the last trading day prior to the end of the Company's fiscal year).

                                                               Number of                   Value of Unexercised
                Shares                                        Unexercised                  In-the-Money Options
                   Acquired                                   Options at                       at Year-End
                   on Exercise     Value Realized       Year-End (#)                               ($)
Name                   (#)               ($)        Exercisable     Unexercisable    --------------------------------
- - --------------  -----------------  ---------------  -------------------------------  Exercisable        Unexercisable
                                                                                     --------------------------------

Mr. Schwartz                   0                0             0              13,500                  0          6,750
Mr. Dancu                      0                0           236,250               0          1,570,013              0




- - ------------------

(1) The value of unexercised in-the-money options at January 26, 1996 is calculated as follows: [(Per Share Closing Sale Price on January 26, 1996)
    - (Per Share Exercise Price)] x Number of Shares Subject to Unexercised Options. The closing sale price reported by the Nasdaq National Market of the Company's Common Stock for January 26, 1996 was $10.50 per share.

PERFORMANCE GRAPH

  The following indexed line graph indicates the Company's total return to shareholders from January 24, 1996, the date on which the Company's Common Stock began trading on the Nasdaq National Market, to March 29, 1996/1/, as compared to the total return for the Nasdaq Composite Index and an index comprised of the Nasdaq Retail Trade Stocks for the same period. The calculations in the graph assume that $100 was invested on January 24, 1996 in each of the Company's Common Stock and each index and also assumes dividend reinvestment.



                  1/24/96   2/29/96   3/29/96

Nasdaq Comp.     $ 100.00  $ 105.39  $ 105.68

Nasdaq Retail    $ 100.00  $ 109.89  $ 117.00
K&G              $ 100.00  $ 145.00  $ 190.00
=============================================

 /1/ Due to the short period of time between the Company's initial public offering on January 24, 1996, and the end of fiscal 1995, the Company has voluntarily extended the Stock Performance Graph through March 29, 1996, the most recent date for which market and index data was available at the time of preparation of this Proxy Statement. On April 19, 1996, the closing sale price of the Company's Common Stock was $18.75 per share.

                             [GRAPH APPEARS HERE]
                    COMPARISON OF 3-MONTH CUMULATIVE RETURN
             AMONG K&G, NASDAQ COMP. INDEX AND NASDAQ RETAIL INDEX
                   ---  ------------           -------------

Measurement period       K&G           NASDAQ COMP.       NASDAQ RETAIL
(Fiscal year Covered)   ------       ---------------    ----------------
- - ---------------------   ------       ---------------    ----------------

Measurement PT -
 1/23/96                $ 100        $ 100              $ 100
                          -----        ------             ------
FME 2/29/96             $ 145        $ 105.39           $ 109.89
                          -----        ------             ------
FME 3/29/96             $ 190        $ 105.68           $ 117
                          -----        ------             ------

                     PROPOSAL 2 - APPROVAL OF THE COMPANY'S
                           DIRECTOR STOCK OPTION PLAN

  Effective May 2, 1996, the Board of Directors adopted and recommended for submission to the Company's shareholders for their approval the K&G Men's Center, Inc. Director Stock Option Plan (the "Director Stock Option Plan"). The purpose of the Director Stock Option Plan is to attract and retain qualified non-employee directors who can contribute meaningfully to the Company's success.

  The primary features of the Director Stock Option Plan are summarized below. This summary is qualified in its entirety by reference to the specific provisions of the Director Stock Option Plan, the full text of which is set forth as Appendix A to this Proxy Statement.

PLAN SUMMARY AND OTHER INFORMATION

  Purpose of the Plan. The purpose of the Directors' Plan is to encourage stock ownership by non-employee directors by providing them a means to acquire a proprietary interest in the Company, thereby advancing the interests of the Company by encouraging and enabling the acquisition of its stock by directors whose judgment and ability are relied upon by the Company for the attainment of its long term growth and development. Accordingly, the Directors' Plan is intended to promote a close identity of interests among the Company, the directors and its stockholders, as well as to provide a means to attract and retain well-qualified directors.

  Stock Subject to Directors' Plan. The Board has reserved 50,000 shares of Common Stock for issuance pursuant to awards that may be made under the Directors' Plan. On April 19, 1996, the closing sale price per share of Common Stock was $18.75.

  Eligibility. At the present time, Messrs. Campbell B. Lanier, III and W. Scott Miller are the only directors eligible to participate in the Directors' Plan. All future non-employee directors of the Company will also be eligible to participate in the Directors' Plan. Employees of the Company, whether or not directors, are not eligible to participate in the Directors' Plan.

  "Formula" Stock Option Awards. Under the Directors' Plan, each future non-employee director of the Company will automatically receive an initial grant of a non-qualified stock option to purchase 4,000 shares of Common Stock on the first business day following his election or appointment. Messrs. Lanier and Miller, who are non-employee directors of the Company as of the date hereof, will not be eligible to receive an initial grant. The option will be granted at an exercise price equal to the Fair Market Value of the Common Stock on the date of grant. "Fair Market Value" means the closing price at which a share of Common Stock was sold as of the date of grant as reported by the Nasdaq National Market and published in the Wall Street Journal.

  Subsequent Grants During Tenure as a Director. Each non-employee director will be granted, as of the first business day of each fiscal year of the Company following the fiscal year during which initial grants were made, a non-qualified stock option to purchase 2,500 shares of Common Stock at an exercise price equal to the Fair Market Value on the date of grant. The first such grants will be made on February 3, 1997, the first day of the Company's next fiscal year.

  Transfer of Options.    Non-employee directors may not transfer any options
issued under the Directors' Plan other than by will or the laws of intestate succession. Any option issued to a director and outstanding on the date of his or her death may be exercised by the administrator of the director's estate, the executor under his or her will or the persons to whom the options will have been validly transferred by such executor or administrator pursuant to the will or laws of intestate succession, but not beyond the first to occur of (i) the first anniversary of the director's death, or (ii) the specified expiration date of the option; provided, however, that an option that is not exercised prior to the first anniversary of the director's death and which remains exercisable on the first anniversary will be deemed exercised on the first anniversary to the extent the then Fair Market Value of the shares subject to the option exceeds the Option Exercise Price. Payment of such exercise price will be effected by withholding a number of shares of Common Stock otherwise issuable pursuant to the option, the Fair Market Value of which on such anniversary is equal to the Option Exercise Price. If the Fair Market Value of the Common Stock on the first anniversary of the director's death equals or is less than the Option Exercise Price, then the option will be deemed to have expired unexercised.

  Exercise of Option. Only a non-employee director, or in the event of disability, his or her guardian, or in the event of death, his or her legal representative or beneficiary, may exercise options and receive deliveries of shares. An optionee may pay for shares purchased pursuant to exercise of any option (i) in cash, (ii) by delivering to the Company a number of shares of Common Stock the director has beneficially owned at least six months before the date of exercise and having an aggregate Fair Market Value equal to at least the product of the Option Exercise Price multiplied by the number of shares the director intends to purchase upon exercise of the option on the date of delivery, or (iii) in a cashless exercise through a broker. No option granted under the Directors' Plan may be exercised before the expiration of the fiscal year for which the option was granted; provided, however, that any option issued under the Directors' Plan will become immediately exercisable upon the retirement of the director because of age, death or disability. No option granted under the Directors' Plan will be exercisable after the expiration of 10 years from the date on which it is granted.

  Amendment, Modification and Termination. The Board may terminate and in any respect amend or modify the Directors' Plan; provided, however, that no such action by the Board without the approval of the stockholders may (i) increase the total number of shares of Common Stock available under the Directors' Plan in the aggregate (except as otherwise provided in the Directors' Plan), (ii) extend the period during which any option may be exercised, (iii) extend the term of the Directors' Plan, (iv) change the option price or (v) alter the class of persons eligible to receive options.

  Restrictions on Delivery of Shares; Legends. Each option will be subject to the condition that if at any time the Compensation Committee of the Board, in its discretion, determines that the listing, registration or qualification of the shares covered by such option upon any securities exchange or under any state or federal law is necessary or desirable as a condition of or in connection with the granting of such option or the purchase or delivery of shares thereunder, the delivery of any or all shares pursuant to such option may be withheld unless and until such listing, registration or qualification will have been effected or until receipt of appropriate representations or an opinion of counsel that such disposition is exempt from such requirement under the Securities Act of 1933 and any applicable state securities laws. The Company may include on certificates representing shares issued pursuant to an option such legends referring to the foregoing representations or restrictions or any other applicable restrictions on resale as the Company, in its discretion, shall deem appropriate.

 THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS
VOTE IN FAVOR OF APPROVAL OF THE DIRECTOR STOCK OPTION PLAN.

PROPOSAL 3 - RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

  The Board of Directors of the Company has appointed the firm of Arthur Andersen LLP to serve as independent auditors of the Company for the fiscal year ending February 2, 1997, and has directed that such appointment be submitted to shareholders of the Company for ratification at the Annual Meeting. Arthur Andersen LLP has served as independent auditors of the Company since 1994 and is considered by management of the Company to be well qualified. If the shareholders do not ratify the appointment of Arthur Andersen LLP, the Board of Directors will reconsider the appointment.

  Representatives of Arthur Andersen LLP will be present at the Annual Meeting and will have an opportunity to make a statement if they desire to do so. They also will be available to respond to appropriate questions from shareholders.

     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE SHAREHOLDERS VOTE "FOR" THE RATIFICATION OF THE APPOINTMENT OF ARTHUR ANDERSEN LLP AS THE INDEPENDENT AUDITORS OF THE COMPANY

                                 OTHER MATTERS

     The Board of Directors knows of no other matters to be brought before the Annual Meeting. However, if any other matters are properly brought before the Annual Meeting, the persons appointed in the accompanying proxy intend to vote the Shares represented thereby in accordance with their best judgment.

     Appendix B to this Proxy Statement, a summary of the Company's 1995 Stock Option Plan, is provided for the information of the Company's shareholders and in order to qualify such plan under Rule 16b-3 promulgated pursuant to the Exchange Act.

                            SOLICITATION OF PROXIES

     The cost of the solicitation of proxies on behalf of the Company will be borne by the Company. In addition, directors, officers and other employees of the Company may, without additional compensation except reimbursement for actual expenses, solicit proxies by mail, in person or by telecommunication. The Company will reimburse brokers, fiduciaries, custodians and other nominees for out-of-pocket expenses incurred in sending the Company's proxy materials to, and obtaining instructions relating to such materials from, beneficial owners.

                 SHAREHOLDER PROPOSALS FOR 1997 ANNUAL MEETING

     Any proposal that a shareholder may desire to have included in the Company's proxy material for presentation at the 1997 Annual Meeting must be received by the Company at its executive offices at 1750-A Ellsworth Industrial Boulevard, Atlanta, Georgia 30318, Attention: Mr. John C. Dancu, on or prior to January 6, 1997.

                                 ANNUAL REPORT

     The Company's Annual Report to Shareholders for fiscal 1995 (which is not part of the Company's proxy soliciting material) is being mailed to the Company's shareholders with this proxy statement.


                                                                     May 7, 1996
                                                                Atlanta, Georgia

                                   APPENDIX A
                                   ----------

                             K&G MEN'S CENTER, INC.

                           DIRECTOR STOCK OPTION PLAN


  THIS DIRECTOR STOCK OPTION PLAN (this "Plan") is made as of the 2nd day of May, 1996, by K&G Men's Center, Inc., a corporation organized and doing business under the laws of the State of Georgia (the "Company").

  1.  Purpose.
      -------

  The Board of Directors of the Company is adopting the Plan to provide additional compensation to certain nonemployee directors of the Company, to attract, secure and retain their services and to promote their personal interest in the welfare of the Company by giving them an opportunity to invest in the future success of the Company.

  2.  Administration.
      --------------

  The Board of Directors of the Company shall appoint two or more of its members to a committee (the "Committee"), who shall initially be the members of the Compensation Committee, which will administer the Plan on behalf of the Company. Except as may otherwise be provided in Rule 16b-3 promulgated pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act"), no person shall be appointed as a member of the Committee who is, or within one year prior to his becoming a member of the Committee was, granted or awarded stock options or other equity securities pursuant to the Plan or any other plan of the Company or any affiliate, except that participation in a formula plan or participation that does not disqualify a director from being disinterested as provided in Rule 16b-3 shall not disqualify a person from becoming a member of the Committee.

  Each member of the Committee shall serve at the pleasure of the Board of Directors, which may fill any vacancy on the Committee. The Committee shall select one of its members as a chairman and shall hold meetings at the times and in the places as it may deem advisable. The Committee shall take all actions by majority decision. Any action evidenced by a written instrument that all of the members of the Committee sign shall be as fully effective as if the Committee had taken the action by majority vote at a meeting duly called and held.

  Subject to the express provisions of the Plan, the Committee shall have complete and conclusive authority to (i) interpret the Plan, (ii) prescribe, amend and rescind rules and regulations relating to it, (iii) determine the terms and provisions of the stock option agreements that the Company makes with Optionees (the "Agreement" or collectively the "Agreements"), the terms of which need not be identical, and (iv) make all other determinations necessary or advisable for the administration of the Plan.

  Subject to the applicable indemnification provisions of the Georgia Business Corporation Code and the Company's Articles of Incorporation and Bylaws, the Company may indemnify members of the Committee against the reasonable expenses, including attorneys' fees, such members actually and necessarily incur in connection with the defense of any action, suit or proceeding, or in connection with any appeal thereof, to which they or any of them may be a party by reason of action taken or not taken in connection with the Plan or any nonqualified stock option to which Section 421(a) of the Internal Revenue Code of 1986, as amended (the "Code"), does not apply ("Nonqualified Stock Option" or "NQO") granted thereunder, and against all amounts they or any of them pay in settlement thereof or in satisfaction of a judgment in any action, suit or proceeding.

  3.  Eligibility.
      -----------

  The Committee shall grant NQOs only to nonemployee members of the Board of Directors of the Company. Subject to the limits set forth in this Plan, the Committee at any time may grant additional NQOs to directors to whom the Committee previously had granted NQOs, so that an Optionee may hold more than one NQO at the same time.

  4.  Stock Subject to Plan.
      ---------------------

  The Company has authorized and reserved for issuance upon the exercise of NQOs pursuant to the Plan an aggregate of 50,000 shares of the $.01 par value, voting common stock ("Common Stock") of the Company (collectively, the "Shares"). If any NQO is canceled, expires or terminates without the respective Optionee exercising it in full, the Committee may grant NQOs with respect to those unpurchased Shares to that same Optionee or to other eligible individuals.

  The Committee shall adjust the total number of Shares reserved for the grant of NQOs as well as any outstanding NQOs, both as to the number of Shares and the exercise price, for any increase or decrease in the number of outstanding Shares resulting from a stock split or a payment of a stock dividend on the Shares, a subdivision or combination of the Shares, a reclassification of the Shares in accordance with the provisions of the next paragraph, a merger or consolidation affecting the Shares or any other like changes in the Shares. The Committee may, in its discretion, decide not to issue fractional Shares as a result of any of these changes and, in such event, may eliminate from outstanding NQOs any fractional Shares that result from such changes. The Committee shall not adjust outstanding NQOs for cash dividends or the issuance of rights to subscribe for additional stock or securities of the Company.

  Except as provided in the following paragraph, after any merger of one or more corporations into the Company, any merger of the Company into another corporation, any consolidation of the Company and one or more other corporations, or any other corporate reorganization to which the Company is a party that involves any exchange, conversion, adjustment or other modification of the outstanding NQOs or the underlying Shares, each Optionee shall receive at no additional cost upon the exercise of his NQO, subject to any required action by shareholders and in lieu of the number of Shares which he would otherwise receive upon exercise of the NQO, the number and class of Shares or other securities or any other property to which the terms of the agreement of merger, consolidation or other reorganization would entitle the Optionee to receive, if, at the time of the merger, consolidation or other reorganization, the Optionee had been a holder of record of the number of Shares which he could acquire upon exercise of the NQO. Comparable rights shall accrue to each Optionee in the event of successive mergers, consolidations or other reorganizations.

  In the event of (i) a sale or exchange of all or substantially all of the assets or stock of the Company; (ii) a merger or consolidation of the Company with another corporation; (iii) the liquidation or dissolution of the Company; or (iv) any other reorganization in which the Company is a party that does not involve any exchange, conversion, adjustment or other modification of the outstanding NQOs, any NQO granted hereunder shall become immediately exercisable in full and shall remain exercisable for the remaining term of the NQO, regardless of any provisions contained in the Agreement with respect thereto limiting the exercisability of the NQO for any length of time, subject to all the terms hereof and of the Agreement with respect thereto not inconsistent with this paragraph.

  The Committee shall determine in its sole discretion the foregoing adjustments and the manner of application of the foregoing provisions. Any adjustment may provide for the elimination of any fractional Share that might otherwise become subject to an NQO. The Committee's grant of an NQO shall not affect in any way the right or power of the Company to make adjustments, reclassifications, reorganizations or changes in its capital or business structure, or to merge, consolidate, liquidate, sell or transfer all or any part of its business or assets.

  5.  Formula Stock Options.
      ---------------------

  The Committee pursuant to this Plan shall grant NQOs to each eligible nonemployee director of the Company as follows:

      (a) The Committee shall grant each eligible nonemployee director who is first elected or appointed to serve as a nonemployee director of the Company following the effective date of the Plan, as of the first business day following the director's election or appointment, NQOs to purchase 4,000 Shares at an exercise price equal to the then Fair Market Value (as defined below) of the Shares;

      (b) The Committee shall grant each eligible nonemployee director of the Company, as of the first business day of each fiscal year of the Company (i) following the fiscal year during which the Committee granted NQOs to such eligible nonemployee director pursuant to subsection (a) above or (ii) with respect to each eligible nonemployee director of the Company who is serving as a nonemployee director of the Company as of the effective date of the Plan, following the fiscal year which includes the effective date of the Plan, NQOs to purchase 2,500 Shares at an exercise price equal to the then Fair Market Value (as defined below) of the Shares.

  Any NQOs that the Committee grants pursuant to this Section 5 of the Plan shall be subject to such additional terms and conditions as are set forth in the Agreement that the Committee approves for such Optionee.

  For purposes of the Plan, the term "Fair Market Value" with regard to any date means the closing price at which a share of the Common Stock of the Company shall have been sold on that date as reported by the NASDAQ national market (or, if applicable, as reported by a national securities exchange selected by the Committee on which the shares of the Company are then actively traded) and published in the Wall Street Journal. If at the time of the determination of the Fair Market Value, shares of the Common Stock of the Company are not actively traded on any market described above, Fair Market Value means the fair market value of a share of the Common Stock of the Company as the Committee determines taking into account such facts and circumstances that the Committee deems material to the value of such shares in the hands of the Optionee.

  6.  Terms and Conditions of All NQOs.
      --------------------------------

  Each NQO that the Committee grants shall be evidenced by an Agreement in the form and containing such other terms and conditions as the Committee from time to time may determine, provided that each Agreement shall:

      (a) state the number of Shares to which it pertains;

      (b)  state the exercise price;

      (c) state the terms and conditions for payment;

      (d) state the term of the NQO, which shall not be greater than ten years from the date of grant and, except as otherwise provided below, the period or periods during the term of the NQO in which the Optionee may exercise the NQO or any portions thereof;

      (e) provide that the NQO is not transferable by the Optionee other than as permitted by (i) the will of the Optionee or (ii) the applicable laws of descent and distribution, and further provide that the NQO is exercisable during the Optionee's lifetime only by the Optionee except as provided in subsection (g) of this Section 5;

      (f) provide that the NQO shall terminate no later than 30 days after the date the Optionee ceases to be a director of the Company, other than by reason of disability (as defined in Section 22(e)(3) of the Code) or death;

      (g) provide that, if the Optionee becomes disabled (as defined in Section 22(e)(3) of the Code) or dies while he is a director of the Company, as applicable, he, in the event of his disability, or his legatees or personal representatives, in the event of his death, may exercise the NQO (to the extent the Optionee would have been entitled to do so at the time of his disability or death) until the expiration of one year after the Optionee's disability or death, or if earlier, the expiration of the NQO term, at which time the NQO shall terminate as to the Optionee, his legatees and his personal representatives; provided, however, that with respect to an NQO that is not exercised prior to the earlier of such dates and which remains exercisable immediately before the earlier of such dates, the Company shall pay the Optionee in cash or Shares the difference between the then Fair Market Value of the Shares subject to the NQO and the exercise price upon termination of the NQO.

      (h) provide that the NQO may not be exercised if the issuance of Shares upon such exercise would constitute a violation of any applicable federal or state securities or other law or valid regulation;

      (i) provide that any Optionee subject to Section 16(b) of the Exchange Act must hold the NQO or any Shares issued upon the exercise thereof for a period of at least six months following the date of grant;

      (j) provide that the Optionee may not exercise the NQO before the expiration of the fiscal year in which the Committee granted the NQO to the Optionee, provided, however, that the Optionee can immediately exercise his NQO (to the extent then entitled to do so) if the Optionee ceases to be a director of the Company by reason of disability or death; and

      (k) provide that, notwithstanding any other provision of the Plan, the NQO may not be exercised in any event if the Optionee is not serving as a director of the Company, other than by reason of disability (as defined in Section 22(e)(3) of the Code) or death, at any time from the grant of the NQO through the end of the fiscal year in which the Committee granted the NQO. This condition shall not impose on the Company any obligation to retain the Optionee as a director for any period of time.

  7.  Term of Plan.
      ------------

  The effective date of the Plan shall be the date set forth in the heading of this Plan; provided, however, that all Options granted hereunder shall be void and of no effect unless the approval of the shareholders of this Plan shall have been granted within the period for approval stated in Section 14 hereof. The Plan shall terminate ten years after that effective date. The Committee may grant NQOs pursuant to the Plan at any time from the effective date to the termination date, subject to Section 12 of the Plan.

  8.  Exercise of NQO by Optionee.
      ---------------------------

  An Optionee may exercise his NQO and purchase Shares upon exercise of such NQO only by giving the Company a notice in writing of his intent to exercise such NQO with respect to a specific number of Shares. The notice shall contain such representations and warranties regarding compliance with applicable federal and state securities laws as the Committee may reasonably request. The Optionee must pay the purchase price in full upon the exercise of an NQO and the Company shall not issue or deliver Shares until full payment therefor has been made. Payment of the purchase price shall be made in cash or, alternatively, if the applicable Agreement so provides or if the Committee so permits at the time of such exercise, by delivery to the Company of a number of shares of capital stock of the same class as the Shares that are the subject of the NQO having a Fair Market Value on the date of exercise equal to the exercise price or in combination with cash equal to the exercise price; provided, however, that the delivery of shares of capital stock in payment of all or a portion of the exercise price by an

Optionee subject to Section 16(b) of the Exchange Act may only be made with shares the Optionee has owned for at least six months prior to the date of the exercise of the NQO.

  Until the Company issues a stock certificate reflecting the Shares accruing to the Optionee upon the exercise of the NQO, the Optionee shall have no rights as a shareholder with respect to the Shares issuable pursuant to the NQO. The Company shall make no adjustment to the Shares for any dividends or distributions or other rights for which the record date is prior to the issuance of that stock certificate, except as this Plan otherwise provides.

  9.  Assignability.
      -------------

  Except as Section 6(g) of the Plan permits, no NQO or any of the rights and privileges thereof accruing to an Optionee shall be transferred, assigned, pledged or hypothecated in any way, whether by operation of law or otherwise, and no such NQO, right or privilege shall be subject to execution, attachment or similar process.

  10. Limitation of Rights.
      --------------------

  No provision in the Plan or any NQO shall confer upon any Optionee any right to continue as a director of the Company or interfere in any way with the right of the Company to remove the director from its Board of Directors at any time. Additionally, a nonemployee director's right to participate in the Plan (but not such person's previously-granted Options) shall automatically terminate if and when the director becomes an employee of the Company or any of its subsidiaries.

  11. Amendment and Termination.
      -------------------------

  The Board of Directors at any time may amend or terminate the Plan without shareholder approval; provided, however, that no such action by the Board of Directors, without approval of the Company's shareholders, may (i) increase the total number of Shares of Common Stock available under the Plan in the aggregate (except as otherwise provided in Section 4), (ii) extend the term of the Plan,
(iii) alter the class of persons eligible to receive NQOs, (iv) extend the period during which any Option may be exercised, (v) change any exercise price for any NQOs the Committee grants under the Plan (except as otherwise provided in Section 4) or (vi) otherwise materially increase the benefits available under the Plan if shareholder approval of the amendment providing for such benefits is necessary or desirable under any tax, securities or other laws to which the Company or the Plan are subject. No amendment or termination of the Plan shall affect the rights of an Optionee with regard to his outstanding NQOs without his consent.

  12. General Restriction.
      -------------------

  Notwithstanding anything contained herein or in any of the Agreements to the contrary, no purported exercise of any NQO granted pursuant to the Plan shall be effective without the written approval of the Company, which it may withhold, to the extent that the exercise, either individually or together with the exercise of other previously-exercised stock options and/or offers and sales pursuant to any prior or contemplated offering of securities, would, in the sole and absolute judgment of the Company, require the filing of a registration statement with the United States Securities and Exchange Commission or with the securities commission of any state. The Company shall avail itself of any exemptions from registration contained in applicable federal and state securities laws which are reasonably available to the Company on terms which, in its sole and absolute discretion, it deems reasonable and not unduly burdensome or costly. Each Optionee shall, prior to the exercise of an NQO, deliver to the Company such information, representations and warranties as the Company may reasonably request in order for the Company to be able to satisfy itself that the Shares to be acquired pursuant to the exercise of an NQO are being acquired in accordance with the terms of an applicable exemption from the securities registration requirements of applicable federal and state securities laws. The Company may include on certificates representing Shares delivered pursuant to an NQO such legend referring to the foregoing information, representations and warranties or any other applicable restrictions on resale as the Company, in its discretion, shall deem appropriate. Notwithstanding the foregoing, the Company may, in its sole discretion, elect to file such a registration statement if it determines that to do so would be in the Company's best interests.

  13. Unfunded Plan.
      -------------

  The Plan shall be unfunded. Any liability of the Company with respect to any grant of an NQO under this Plan shall be based solely on the contractual obligations, if any, that may be created hereunder. No such liability of the Company shall be deemed to be secured by any property of the Company.

  14. Approval of Shareholders.
      ------------------------

  The Company shall submit the Plan to its shareholders for approval within 12 months of the adoption of the Plan by the Board of Directors. Unless the shareholders approve the Plan within said 12-month period, the Plan and all Options granted hereunder shall be rendered immediately void and have no effect.

  15. Choice of Law.
      -------------

  The laws of the State of Georgia shall govern the Plan and any Agreements that the Company enters into thereunder.

  IN WITNESS WHEREOF, the Company has caused this Plan to be executed in the form and as of the date set forth above.


                                   K&G MEN'S CENTER, INC.



                                   By:----------------------------------
                                   Title:-------------------------------

[CORPORATE SEAL]

Attest:_____________________________________
Title:______________________________________

                                   APPENDIX B
                                   ----------

                             K&G MEN'S CENTER, INC.

                             1995 STOCK OPTION PLAN


  Effective November 29, 1995, the Company adopted the K&G Men's Center, Inc. 1995 Stock Option Plan (the "1995 Stock Option Plan"). The purpose of the 1995 Stock Option Plan is to (i) provide incentives to selected employees, consultants, officers and directors of the Company to stimulate their efforts toward the continued success of the Company and to operate and manage the business in a manner that will provide for the long-term growth and profitability of the Company, (ii) encourage stock ownership by selected employees, consultants, officers and directors by providing them with a means to acquire a proprietary interest in the Company, acquire shares of Common Stock or to receive compensation which is based upon appreciation in the value of Common Stock and (iii) provide a means of obtaining, rewarding and retaining key employees, consultants, officers and directors.

  The primary features of the 1995 Stock Option Plan are summarized below.

PLAN SUMMARY AND OTHER INFORMATION

  General. Under the 1995 Stock Option Plan, options may be granted only to employees, consultants, officers and directors of the Company ("Participants"), but incentive stock options may only be granted to employees. A stock option entitles the optionee to purchase shares of Common Stock from the Company at the option price. Two types of options - incentive stock options ("ISOs") and nonqualified stock options - may be granted under the Plan. The two types of options differ primarily in the tax consequences attending the exercise of an option and the disposition of the shares received upon exercise of an option. See "-- Certain Federal Income Tax Consequences." No Participant may be granted options that relate to more than 300,000 shares of Common Stock during any one year period.

  Grants Under the Plan. The Compensation Committee of the Board of Directors administers the Plan and in that capacity designates Participants to whom options will be granted, determines whether the option is an ISO or a nonqualified stock option and specifies the number of shares of Common Stock subject to each grant. All options granted under the Plan are evidenced by Option Agreements that are subject to the applicable provisions of the Plan and to such other terms, conditions and restrictions as the Committee may determine to be appropriate. At the time any ISO granted under the Plan is exercised, the Company shall be entitled to legend the certificates representing the shares of Common Stock purchased pursuant to the option to clearly identify them as representing the shares purchased upon the exercise of an ISO. An ISO may only be granted within 10 years from the earlier of the date of the Plan is adopted or approved by the Company's shareholders.

  In the case of ISOs, the aggregate fair market value (as defined in the Plan) of Common Stock with respect to which stock options intended to meet the requirements of Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), become exercisable for the first time by an individual during any calendar year under all plans of the Company may not exceed $100,000; provided further, that if the limitation is exceeded, the ISOs which cause the limitation to be exceeded are treated as nonqualified stock options.

  Option Price. The price per share for Common Stock purchased upon the exercise of an option granted under the 1995 Stock Option Plan (the option price) will be determined by the Compensation Committee as of the date the option is granted and set forth in the applicable Option Agreement. The option price of an ISO generally may not be less than the fair market value of the Common Stock as of the date the option is granted. With respect to each grant of an ISO to a Participant who beneficially owns more than 10% of the combined voting power of the Company (determined by applying certain attribution rules), the option price may not be less than 110% of the fair market value of the Common Stock on the date the option is granted. The preceding option price requirements do not apply to nonqualified stock options.

  Exercise and Payment. An option may be exercised in accordance with the 1995 Stock Option Plan and such other terms and conditions as the Compensation Committee may prescribe. Each option is exercisable by whom, at such time or times, or upon the occurrence of such event or events, and in such amounts, as the Committee shall specify in the Option Agreement; provided, however, that subsequent to the grant of an option, the Committee, at any time before complete termination of such option, may accelerate the time or times at which such option may be exercised in whole or in part, and may permit the Participant or any other designated person to exercise the option, or any portion thereof, for all or part of the remaining option term, notwithstanding any provision of the Option Agreement to the contrary.

  The maximum period in which an ISO may be exercised is determined by the Compensation Committee on the date of grant, but may not be longer than ten years, provided, that, any ISO granted to a Participant who beneficially owns more than 10% of the combined voting power of the Company (determined by applying certain attribution rules) may not be exercisable after the expiration of five years after the date of grant. The term of any ISO or nonqualified stock option then shall be as specified in the applicable Option Agreement. An option is deemed to be exercised on the date that the option price is paid to the Company.

  Before exercising an option, Participants who are officers or directors of the Company or who hold at least 10 percent of the Common Stock ("Insiders") should consider carefully the provisions of Section 16 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and its corresponding rules. Section 16(b), as presently in effect, generally provides that forfeiture of profits is not required if at least six months elapse from the date the option is granted to the date the underlying Common Stock is sold, regardless of when the option is exercised. An Insider generally will continue to be required to forfeit any profits resulting from an unrelated purchase of Common Stock within six months before or after the sale of the Common Stock obtained from the exercise of the option.

  The option price must be paid in cash or a cash equivalent authorized by the Compensation Committee in the Option Agreement. If the Option Agreement so provides, the payment of all or part of the option price may be made by surrendering shares of Common Stock to the Company, provided that the shares surrendered have a fair market value (determined as of the day preceding the date of exercise) that is not less than the option price or part thereof. In addition, only shares that have been held by the Participant for at least six months may be surrendered as payment of the option price.

  Administration. The Compensation Committee of the Board of Directors administers the 1995 Stock Option Plan. The Committee has authority to grant options upon such terms (not inconsistent with the provisions of the Plan) as it may consider appropriate. The Committee has complete authority to interpret all provisions of the Plan; to prescribe the form of Option Agreements; to adopt, amend and rescind rules and regulations pertaining to the administration of the Plan; and to make all other determinations necessary or advisable for the administration of the Plan. The Committee's determinations under the Plan need not be uniform and may be made by it selectively among persons who receive, or are eligible to receive, grants under the Plan (whether or not such persons are similarly situated).

FEDERAL INCOME TAX CONSEQUENCES

  The following discussion outlines generally the federal income tax consequences of participation under the 1995 Stock Option Plan. Individual circumstances may vary these results. The federal income tax law and regulations are frequently amended, and each participant should rely on his or her own tax counsel for advice regarding federal income tax treatment under the Plan.

  Non-Qualified Stock Options. The recipient of a non-qualified option under the 1995 Stock Option Plan is not subject to any federal income tax upon the grant of such option nor does the grant of the option result in an income tax deduction for the Company. As a result of the exercise of an option, the recipient generally will recognize ordinary income in an amount equal to the excess, if any, of the fair market value of the shares transferred to the recipient upon exercise over the exercise price. Such fair market value generally will be determined on the date the shares of Common Stock are transferred pursuant to the exercise. However, if the recipient is subject to
Section 16(b) of the Exchange Act, the date on which the fair market value of the shares transferred will be the earlier of (i) the last day of the six-month period beginning on the date the "property" is "purchased" or (ii) the first day on which a sale of the "property purchased" will not subject the recipient to suit under Section 16(b) of the Exchange Act. Alternatively, if such a recipient makes a timely election under Section 83(b) of the Code, such fair market value will be determined on the date the shares are transferred pursuant to the exercise without regard to the effect of Section 16(b) of the Exchange Act. The recipient will recognize ordinary income in the year in which the fair market value of the shares transferred is determined. The Company generally will be entitled to a federal income tax deduction equal to the amount of ordinary income recognized by the recipient when such ordinary income is recognized by the recipient, provided the Company satisfies applicable federal income tax withholding requirements.

  Depending on the period the shares of Common Stock are held after exercise, the sale or other taxable disposition of shares acquired through the exercise of a non-qualified option generally will result in a short- or long-term capital gain or loss equal to the difference between the amount realized on such disposition and the fair market value of such shares when the non-qualified option was exercised. Special tax rules apply to a recipient who exercises a non-qualified option by paying the exercise price, in whole or in part, by the transfer of shares of Common Stock of the Company.

  Incentive Stock Options. An employee is not subject to any federal income tax upon the grant of an incentive stock option pursuant to the 1995 Stock Option Plan, nor does the grant of an incentive stock option result in an income tax deduction for the Company. Further, an employee will not recognize income for federal income tax purposes and the Company normally will not be entitled to any federal income tax deduction as a result of the exercise of an incentive stock option and the related transfer of shares of Common Stock to the employee. However, the excess of the fair market value of the shares transferred upon the exercise of the incentive stock option over the exercise price for such shares generally will constitute an item of alternative minimum tax adjustment to the employee for the year in which the option is exercised. Thus, certain employees may increase their federal income tax liability as a result of the exercise of an incentive stock option under the alternative minimum tax rules of the Code.

  If the shares of Common Stock transferred upon the exercise of any incentive stock option are disposed of after the requisite holding periods have been satisfied, such disposition generally will result in a long-term capital gain or loss treatment with respect to the difference between the amount realized on the disposition and the exercise price. The Company will not be entitled to a federal income tax deduction as a result of a disposition of such shares after these holding periods have been satisfied.

LOGO
                      THIS PROXY IS SOLICITED ON BEHALF OF
               THE BOARD OF DIRECTORS OF K & G MEN'S CENTER, INC.
  The undersigned shareholder(s) of K & G Men's Center, Inc. a Georgia corporation (the "Company"), hereby acknowledges receipt of the Notice of
Annual Meeting of Shareholders and Proxy Statement, each dated May 7, 1996, and hereby appoints Stephen H. Greenspan and John C. Dancu, or either of them, proxies and attorneys-in-fact, with full power of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the 1996 Annual
Meeting of Shareholders of the Company to be held at 10:00 a.m. local time on
Friday, June 7, 1996 at the Company's headquarters located at 1750-A Ellsworth
Industrial Boulevard, Atlanta, Georgia 30318, and at any adjournment(s)
thereof, and to vote all shares of Common Stock which the undersigned would be entitled to vote if then and there personally present, on the matters set forth below:
 1. To elect Campbell B. Lanier, III to serve as the Company's Class I director to serve a three-year term expiring 1999
  [_FOR]the nominee listed above
  [_]WITHHOLD AUTHORITY to vote for nominee
  INSTRUCTION: TO WITHHOLD AUTHORITY FOR ANY INDIVIDUAL NOMINEE, MARK "FOR"
  ABOVE, AND WRITE THE NAME OF THE NOMINEE AS TO WHOM YOU WISH TO WITHHOLD
  AUTHORITY IN THE SPACE BELOW:
- - --------------------------------------------------------------------------------
 2. To approve the Company's Director Stock Option Plan pursuant to which
  50,000 shares of Common Stock will be reserved for future grants of options to non-employee directors.
  [_]^FOR
  [_]^AGAINST
  [_]^ABSTAIN
 3. To ratify the appointment of Arthur Andersen LLP by the Board of Directors of the Company as the independent auditors of the Company.
  [_]^FOR
  [_]^AGAINST
  [_]^ABSTAIN
 4. In their discretion upon such other matter or matters which may properly come before the meeting or any adjournment(s) thereof.

LOGO

PLEASE COMPLETE, DATE, SIGN AND RETURN THIS PROXY PROMPTLY. This Proxy, when properly executed, will be voted in accordance with the directions given by the undersigned shareholder(s). IF NO DIRECTION IS MADE, IT WILL BE VOTED FOR THE DIRECTOR NOMINEE NAMED IN ITEM (1) ABOVE, AND AS THE PROXIES DEEM ADVISABLE ON SUCH OTHER MATTERS AS MAY COME BEFORE THE MEETING.

                                             Dated: _____________________, 1996
                                             ----------------------------------
                                             Signature
                                             ----------------------------------
                                             (Signature if held jointly)
                                             Title or authority (if
                                             applicable)

                                             NOTE: PLEASE SIGN EXACTLY AS NAME
                                             APPEARS HEREON. IF SHARES ARE
                                             REGISTERED IN MORE THAN ONE NAME,
                                             THE SIGNATURE OF ALL SUCH PERSONS
                                             ARE REQUIRED. A CORPORATION
                                             SHOULD SIGN IN ITS FULL CORPORATE
                                             NAME BY A DULY AUTHORIZED OFFI-
                                             CER, STATING HIS OR HER TITLE.
                                             TRUSTEES, GUARDIANS, EXECUTORS
                                             AND ADMINISTRATORS SHOULD SIGN IN
                                             THEIR OFFICIAL CAPACITY, GIVING
                                             THEIR FULL TITLE AS SUCH. IF A
                                             PARTNERSHIP, PLEASE SIGN IN THE
                                             PARTNERSHIP NAME BY AN AUTHORIZED
                                             PERSON.